Term sheet No. 1273ZZ To product supplement ZZ dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated July 26, 2011; Rule 433

Deutsche Bank AG, London Branch
$ Trigger Enhanced Return Securities Linked to the Performance of a Basket of Currencies Relative to the U.S. Dollar due February 28*, 2013
General
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The Trigger Enhanced Return Securities (the “securities”) are designed for investors who seek a return at maturity linked to the appreciation, if any, of an equally weighted basket of currencies (the “Basket”) consisting of the Australian dollar, the New Zealand dollar, the South African rand and the Canadian dollar (the “Basket Currencies”) relative to the U.S. dollar (the “Reference Currency”), as measured by the Basket Performance formula set forth herein. If the Basket Performance is positive, meaning that the Basket Currencies, as a whole, have strengthened relative to the U.S. dollar, you will receive a return at maturity equal to the Basket Performance multiplied by a Participation rate of between 225.00% and 275.00% (to be determined on the Trade Date). If the Basket Performance is zero or negative by not more than 10%, meaning that the Basket Currencies, as a whole, have remained unchanged or weakened by not more than 10% relative to the U.S. dollar, at maturity you will receive your initial investment. However, if the Basket Performance is less than -10%, meaning that the Basket Currencies, as a whole, have weakened relative to the U.S. dollar by more than 10%, you will be fully exposed to the negative Basket Performance, and at maturity, you will receive your initial investment reduced by 1% for every 1% decline in the Basket Ending Level as compared to the Basket Starting Level. In no event will the Payment at Maturity be less than zero. Investors should be willing to forgo coupon payments and, if the Basket Performance is less than -10%, be willing to lose up to 100% of their initial investment. Any payment at maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing February 28*, 2013.
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000.
•	The securities are expected to price on or about August 26*, 2011 (the “Trade Date”) and are expected to settle on or about August 31*, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Tenor:	18 months
Basket:	The securities are linked to an equally weighted basket consisting of the following currencies:
Basket Currency	Fixing Source	Fixing Time	Basket Currency Starting Level**	Basket Currency Weighting
Australian dollar (“AUD”)	Reuters Page “WMRSPOT12”	4:00 p.m. London time		1/4
New Zealand dollar(“NZD”)	Reuters Page “WMRSPOT12”	4:00 p.m. London time		1/4
South African rand(“ZAR”)	Reuters Page “WMRSPOT15”	4:00 p.m. London time		1/4
Canadian dollar (“CAD”)	Reuters Page “WMRSPOT09”	4:00 p.m. London time		1/4
**The Basket Currency Starting Levels will be determined on the Trade Date.
Reference Currency:	U.S. dollar (“USD”)
Participation Rate:	225.00% to 275.00% (The actual Participation Rate will be determined on the Trade Date.)
Payment at Maturity:
•  If the Basket Performance is positive, you will be entitled to receive a cash payment at maturity that provides you with a return per $1,000 Face Amount of securities equal to the Basket Performance multiplied by the Participation Rate. Accordingly, if the Basket Performance is positive, the Payment at Maturity per $1,000 Face Amount of securities will be calculated as follows:

$1,000 + ($1,000 × Basket Performance x Participation Rate)
• If the Basket Performance is zero or negative by not more than 10%, you will be entitled to receive a cash payment at maturity of $1,000 per $1,000 Face Amount of securities.
•  If the Basket Performance is less than -10%, you will be fully exposed to the negative Basket Performance, and you will lose 1% of the Face Amount of your securities for every 1% that the Basket Ending Level is less than the Basket Starting Level. Accordingly, the payment at maturity per $1,000 Face Amount of securities will be calculated as follows:

the greater of (i) zero and (ii) $1,000 + ($1,000 × Basket Performance)
In no event will the Payment at Maturity be less than zero. You could lose up to 100% of your initial investment if the Basket Performance is less than -10%. Any payment at maturity of the securities is subject to the credit of the Issuer.

(Key Terms continued on next page)

Investing in the securities involves a number of risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page TS-5 in this term sheet and “Risk Factors” beginning on page 5 in the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(1)	Proceeds to Issuer
Per Security	$1,000.00	$15.00	$985.00
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $15.00 per $1,000 Face Amount of securities.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
July 26, 2011

(Key Terms continued from previous page)
Basket Starting Level:	Set equal to 100 on the Trade Date
Basket Ending Level:
The Basket Ending Level will be calculated as follows:
 100 × [1 + (AUD Performance × 25.00%) + (NZD Performance × 25.00%) + (ZAR Performance × 25.00%) + (CAD Performance × 25.00%)]
 The AUD Performance, NZD Performance, ZAR Performance and CAD Performance refer to the Basket Currency Performance for the Australian dollar, the New Zealand dollar, the South African rand and the Canadian dollar, respectively.

Basket Performance:	The percentage change in the Basket from the Basket Starting Level to the Basket Ending Level, calculated as follows: Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Currency Performance:	For the Australian dollar and the New Zealand dollar, the Basket Currency Performance (expressed as a percentage) will be calculated as follows:
Basket Currency Ending Level – Basket Currency Starting Level Basket Currency Ending Level
For the South African rand and the Canadian dollar, the Basket Currency Performance (expressed as a percentage) will be calculated as follows:
Basket Currency Starting Level – Basket Currency Ending Level Basket Currency Starting Level

The maximum positive Basket Currency Performance for each Basket Currency will equal 100%, resulting in a maximum possible Basket Performance of 100%. There is no comparable limit on the negative performance of the Currency Performance or the Basket Performance. However, in no case will the Payment at Maturity be less than zero.

Basket Currency Starting Level:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date.
Basket Currency Ending Level:	For each Basket Currency, the Spot Rate for such Basket Currency on the Final Valuation Date.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this term sheet under “Spot Rates.” The Spot Rates for the Australian dollar and the New Zealand dollar are expressed as units of U.S. dollars per the respective Basket Currency. The Spot Rates for the South African rand and the Canadian dollar are expressed as units of the respective Basket Currency per U.S. dollar. The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this term sheet.

Trade Date:	August 26*, 2011
Final Valuation Date:
February 25*, 2013, subject to postponement as described under “Market Disruption Events” in this term sheet and “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:
February 28*, 2013, subject to postponement as described under “Market Disruption Events” in this term sheet and “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP / ISIN:	2515A1AF8 / US2515A1AF85
* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with product supplement ZZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement ZZ dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200317/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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You should rely only on the information contained in this term sheet. We have not authorized anyone to provide information different from that contained in this term sheet. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this term sheet is accurate only as of the date of this term sheet, regardless of the time of delivery of this term sheet or any sale of our securities.

Hypothetical Payments at Maturity for Each $1,000 Face Amount of Securities

The following table illustrates hypothetical Payments at Maturity per $1,000 Face Amount of securities depending on hypothetical performances of the equally-weighted Basket of Basket Currencies relative to the U.S. dollar, assuming a hypothetical Participation rate of 250.00% (the actual Participation Rate will be determined on the Trade Date). The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity of the securities will be based on the Basket Performance, as determined on the Final Valuation Date. You should consider carefully whether the securities are suitable for your investment goals. The numbers in the table below have been rounded for ease of illustration.

Basket Performance	Payment at Maturity	Percentage Return
100.00%	$3,500.00	250.00%
70.00%	$2,750.00	175.00%
60.00%	$2,500.00	150.00%
50.00%	$2,250.00	125.00%
40.00%	$2,000.00	100.00%
30.00%	$1,750.00	75.00%
20.00%	$1,500.00	50.00%
10.00%	$1,250.00	25.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$800.00	-20.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%
-120.00%	$0.00	-100.00%
-140.00%	$0.00	-100.00%
-200.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the hypothetical payments at maturity set forth in the table above are calculated. The examples below use hypothetical Basket Currency Starting Levels of 1.0856 for the AUD, 0.8652 for the NZD, 6.7681 for the ZAR and 0.9494 for the CAD.

Example 1: The Basket Performance is 40%. Each of the AUD, NZD, ZAR and CAD appreciates relative to the USD, resulting in a Basket Performance of 40%. Because the Basket Performance is positive, the investor will be entitled to receive a Payment at Maturity of $2,000.00 per $1,000 Face Amount of securities, calculated as follows:

Payment at Maturity = $1,000 + ($1,000 x Basket Performance x Participation Rate)
= $1,000 + ($1,000 × 40% × 250%) = $2,000.00

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
AUD	1.0856	1.5198	40.0%	1/4
NZD	0.8652	1.2113	40.0%	1/4
ZAR	6.7681	4.0609	40.0%	1/4
CAD	0.9494	0.5696	40.0%	1/4

Basket Ending Level = 100 × [1 + (40% × 25%) + (40% × 25%) + (40% × 25%) + (40% × 25%)] = 140

Basket Performance = (Basket Ending Level – Basket Starting Level) / Basket Starting Level
= (140 – 100)/100 = 0.40 = 40%

Example 2: The Basket Performance is -10%. The AUD appreciates relative to the USD, and the NZD, ZAR and CAD depreciate relative to the USD, resulting in a Basket Performance of -10%. Because the Basket Performance of -10%, is less than zero, by an amount not greater than 10%, the investor will be entitled to receive a Payment at Maturity of $1,000 per $1,000 Face Amount of securities (a return of 0%).

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
AUD	1.0856	1.3027	20.0%	1/4
NZD	0.8652	0.6922	-20.0%	1/4
ZAR	6.7681	8.1217	-20.0%	1/4
CAD	0.9494	1.1393	-20.0%	1/4

Basket Ending Level = 100 × [1 + (20% × 25%) + (-20% × 25%) + (-20% × 25%) + (-20% × 25%)] = 90

Basket Performance = (Basket Ending Level – Basket Starting Level) / Basket Starting Level
= (90 – 100)/100 = -0.10 = -10%

Example 3: The Basket Performance is -30%. The AUD, NZD, and ZAR appreciate relative to the USD.  Because the CAD depreciates significantly relative to the USD, its depreciation offsets the appreciation of AUD, NZD and ZAR, resulting in a Basket Performance of -30%. Because the Basket Performance is -30%, which is less than -10%, the investor is fully exposed to the negative Basket Performance, and receives a Payment at Maturity of $700.00 per $1,000 Face Amount of securities (a return of -30%), calculated as follows:

Payment at Maturity = $1,000 + ($1,000 x Basket Performance)
= $1,000 + ($1,000 × -30%) = $700.00

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
AUD	1.0856	1.3027	20.0%	1/4
NZD	0.8652	1.0382	20.0%	1/4
ZAR	6.7681	5.4145	20.0%	1/4
CAD	0.9494	2.6583	-180.0%	1/4

Basket Ending Level = 100 × [1 + (20% × 25%) + (20% × 25%) + (20% × 25%) + (-180% × 25%)] = 70

Basket Performance = (Basket Ending Level – Basket Starting Level) / Basket Starting Level
= (70 – 100)/100 = -0.30 = -30%

Selected Purchase Considerations

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APPRECIATION POTENTIAL IF THE BASKET PERFORMANCE IS POSITIVE — The securities provide the opportunity to receive a return reflecting the Basket Performance multiplied by the Participation Rate if the Basket Performance is positive.  If the Basket Performance is zero or negative by not more than 10%, you will receive a Payment at Maturity equal to your initial investment.  If the Basket Performance is negative by an amount not greater than 10%, you will be fully exposed to negative Basket Performance, and, for every 1% that the Basket Ending Level is less than the Basket Starting Level, you will lose 1% of the Face Amount of your securities. Under these circumstances, you will lose some, and could lose all, of your initial investment.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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DIVERSIFICATION AMONG THE BASKET CURRENCIES — The return on the securities is linked to the performance of a Basket consisting of the Australian dollar, the New Zealand dollar, the South African rand and the Canadian dollar, which we refer to as the Basket Currencies, relative to the U.S. dollar, which we refer to as the Reference Currency.  Accordingly, the Basket Performance will increase as the Basket Currencies appreciate relative to the U.S. dollar, and will decrease as the Basket Currencies depreciate relative to the U.S. dollar.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, subject to the possible application of the mark-to-market regime discussed below, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.  The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code (the “Code”), your gain or loss on the securities should be treated as ordinary income or loss unless before the close of the day on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations.  Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the securities on your books and records on the day you acquire them as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) obtain “independent verification” of the election.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

It is possible that the securities might be treated as “foreign currency contracts” under the mark-to-market regime of Section 1256 of the Code. If Section 1256 were to apply, you would be required to mark your securities to market at the end of each year (i.e., recognize income or loss as if the securities had been sold for fair market value).  Under this treatment, if applicable, gain or loss recognized on marking to market would be ordinary in character absent a valid election under Section 988 to treat gain or loss on the securities as capital.  Assuming the election is available and a valid election is made, gain or loss recognized on marking to market would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your securities.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including  the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether

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these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the election under Section 988, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Currencies. You could lose up to 100% of your initial investment if the Basket Ending Level is less than the Trigger Level. You should also consider the “Risk Factors” in the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any positive return of your investment. The return on the securities at maturity is dependent on the Basket Performance, which in turn depends on the Basket Currency Performance of the Basket Currencies. If the Basket Performance is less than -10%, you will be fully exposed to the negative Basket Performance, and you will lose 1% of the Face Amount of your securities for every 1% that the Basket Ending Level is less than the Basket Starting Level, and you may lose up to 100% of your initial investment in the securities. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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MARKET RISK — If the Basket Performance is less than -10%, you will lose some, and could lose all, of your initial investment in the securities. This will be true even if the Basket Currencies had moved favorably at some time during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Spot Rates on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Spot Rates. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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YOUR MAXIMUM POSSIBLE RETURN ON THE SECURITIES IS LIMITED BECAUSE THE MAXIMUM CURRENCY PERFORMANCE IS 100%, WHILE THERE IS NO COMPARABLE LIMIT ON NEGATIVE CURRENCY PERFORMANCE —  For each Basket Currency, the maximum Basket Currency Performance will equal 100%, resulting in a maximum possible Basket Performance of 100%. In addition, because the Basket Currency Performance is calculated in the manner set forth in the formula herein, there is no comparable limit on the negative performance of a Basket Currency. Consequently, even if three of the Basket Currencies were to appreciate significantly relative to the U.S. dollars, that positive performance could be offset by a severe depreciation of the fourth Basket Currency.

•	THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

•	THE SECURITIES DO NOT PAY COUPONS — The securities do not pay coupons during the term of the securities or at maturity.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Performance is based on the Basket Currency Performance for each of the Basket Currencies, which is in turn based upon the formulas set forth above. The Basket Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging the Issuer’s obligations under the securities through one or more of its affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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THE SECURITIES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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GAINS IN THE BASKET CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE BASKET CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES — The securities are linked to the performance of the Basket, which is composed of four Basket Currencies with equal weightings. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole, as measured by the Basket Performance formula set forth herein. Therefore, positive Basket Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Basket Currency Performances of one or more other Basket Currencies of lesser, equal or greater magnitude, which may result in an aggregate Basket Performance equal to or less than zero. If the Basket Performance is less than -10%, you will lose 1% for each 1% that the Basket Ending Level is less than the Basket Starting Level. Accordingly, you could lose up to 100% of your initial investment in the securities. The performance of the Basket is dependent on the Basket Currency Performances of each Basket Currency, which are in turn based upon the Currency Performance formulas set forth above.

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CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your securities in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE BASKET CURRENCIES ARE SUBJECT TO LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the securities and the Payment at Maturity.

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THE BASKET CURRENCIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — Certain Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of such Basket Currencies, and, consequently, the return on the securities and the Payment at Maturity.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES WERE LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Spot Rate for each Basket Currency, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Basket Performance using its normal means. The resulting discretion by the calculation agent in determining the Basket Performance could, in turn, result in potential conflicts of interest and could affect the value of the securities or the Basket Performance.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Performance and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for any of the Basket Currencies (as set forth below) is not available. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the performance of the Basket Currencies.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

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THE SECURITIES ARE SUBJECT TO RISKS DUE TO POTENTIAL LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES — Changes in the Basket Currencies during the term of the securities before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Performance by multiplying the Basket Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Basket Currency Performances, as described above. The Basket Currency Performances will be calculated only as of the Final Valuation Date. As a result, the Basket Performance may be less than zero, or the Basket Performance may be less than -10%, even if the Basket Currencies moved favorably at certain times during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the U.S. dollar. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Currencies and the U.S. dollar, as Reference Currency;

♦	the time remaining to maturity of the securities;

♦	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;

♦	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. dollar;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE SECURITIES — It is impossible to predict whether any of the AUD/USD Spot Rate, the NZD/USD Spot Rate, the USD/ZNR Spot Rate and the USD/CAD Spot Rate will rise or fall. The AUD/USD Spot Rate, the NZD/USD Spot Rate, the USD/ZNR Spot Rate and the USD/CAD Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Basket Performance or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Performance or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for a Spot Rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Spot Rates

The Spot Rate for the Australian dollar on each date of calculation will be the Australian dollar/U.S. dollar mid-spot rate at 4:00 p.m. London time, expressed as the amount of U.S. dollars per one Australian dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT12” or any successor page, on such date of calculation.

The Spot Rate for the New Zealand dollar on each date of calculation will be the New Zealand dollar/U.S. dollar mid-spot rate at 4:00 p.m. London time, expressed as the amount of U.S. dollars per one New Zealand dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT12” or any successor page, on such date of calculation.

The Spot Rate for the South African rand on each date of calculation will be the U.S. Dollar/South African rand mid-spot rate at 4:00 p.m. London time, expressed as the amount of South African rand per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters page “WMRSPOT15” or any successor page, on such date of calculation.

The Spot Rate for the Canadian dollar on each date of calculation will be the U.S. dollar/Canadian dollar mid-spot rate at 4:00 p.m. London time, expressed as the amount of Canadian dollars per one U.S. dollar, for settlement in one business day, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT09” or any successor page, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate of a Basket Currency is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

Historical Information

The following charts show the historical individual exchange rates for each of the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The historical high, low and period-end exchange rates for each Basket Currency are shown for the period from January 1, 2001 through July 22, 2011.

These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth herein), the historical or future performance of the Basket Currencies or the Basket. The numbers appearing in the below tables may have been rounded for ease of analysis. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Performance is more or less likely to increase or decrease at any time during the term of the securities.

For the South African rand and the Canadian dollar, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar. For the Australian dollar and the New Zealand dollar, a higher exchange rate for a given year indicates a strengthening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a weakening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 1, 2001 through July 22, 2011. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Australian Dollar
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through July 22, 2011
(expressed as units of U.S. dollars per Australian dollar)

Australian dollars	High	Low	Period End
2001	0.5726	0.4776	0.5095
2002	0.5778	0.5053	0.5616
2003	0.7538	0.5611	0.752
2004	0.8006	0.6778	0.7803
2005	0.799	0.7235	0.7328
2006	0.793	0.7016	0.7885
2007	0.9401	0.7675	0.8751
2008	0.985	0.6009	0.7027
2009	0.9406	0.6249	0.8977
2010	1.0256	0.8067	1.0233
2011 (through July 22, 2011)	1.1012	0.9706	1.0856

Past performance is not indicative of future performance.

New Zealand Dollar
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through July 22, 2011
(expressed as units of U.S. dollar per New Zealand dollar)

New Zealand dollars	High	Low	Period End
2001	0.4548	0.3953	0.4165
2002	0.5276	0.4137	0.5245
2003	0.6567	0.5217	0.6556
2004	0.7268	0.5914	0.7182
2005	0.7467	0.6686	0.6837
2006	0.7072	0.5929	0.7039
2007	0.811	0.6643	0.7659
2008	0.8214	0.5192	0.5793
2009	0.7635	0.4895	0.7228
2010	0.7976	0.6561	0.7802
2011 (through July 22, 2011)	0.8675	0.7118	0.8652

Past performance is not indicative of future performance.

South African Rand
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through July 22, 2011
(expressed as units of South African rand per U.S. dollar)

South African rand	High	Low	Period End
2001	13.8401	7.466	11.961
2002	12.65	8.5177	8.5702
2003	9.094	6.0932	6.6843
2004	7.5784	5.595	5.665
2005	6.9573	5.6165	6.3288
2006	7.978	5.945	7.006
2007	7.5976	6.4295	6.8625
2008	11.8723	6.7106	9.525
2009	10.727	7.2276	7.398
2010	8.0801	6.5577	6.6291
2011 (through July 22, 2011)	7.349	6.5437	6.7693

Past performance is not indicative of future performance.

Canadian Dollar
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through July 22, 2011
(expressed as units of Canadian dollars per U.S. dollar)

Canadian dollars	High	Low	Period End
2001	1.6052	1.4902	1.593
2002	1.6193	1.5035	1.5718
2003	1.5776	1.284	1.297
2004	1.4002	1.1718	1.2019
2005	1.2734	1.1428	1.162
2006	1.1798	1.093	1.1657
2007	1.1877	0.9058	0.9984
2008	1.3017	0.9712	1.2188
2009	1.3065	1.0207	1.0532
2010	1.0853	0.9926	0.998
2011 (through July 22, 2011)	1.0058	0.9423	0.9497

Past performance is not indicative of future performance.

Supplemental Underwriting Information (Conflicts Of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a fee from the Issuer that will not exceed $15.00 per $1,000 Face Amount of securities.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.